                                                                    EXHIBIT 10.3


February 25, 2001


William E. Buchholz
8493 Greenwood Drive
Longmont, CO 80503

Re:      OFFER OF EMPLOYMENT WITH MESSAGEMEDIA, INC.

Dear Bill:

         MessageMedia, Inc. ("MessageMedia" or "Company") is very pleased to offer you employment as Chief Financial Officer and Senior Vice President, Finance and Administration. Your employment will begin on the date you execute this agreement. This letter states the complete terms and conditions of your offer. If you agree to these terms and conditions, please initial the bottom of each page and sign at the end of this letter in the spaces indicated.

         1. DUTIES. As CPO and SVP, F&A you will be responsible for leading the financial functions of the Company. You will report to Larry Jones, the Chief Executive Officer of the Company, who will be primarily responsible for evaluating your performance. You will work primarily from our Superior/Louisville, Colorado facility. Of course, MessageMedia may change your position, title, duties, and place of employment from time to time as it deems necessary. The Company acknowledges that you have other interests, economic and avocational, that will involve your time and attention from time to time. The Company agrees that you may engage in such non-Company pursuits, whether on or off Company premises and whether or not during normal Company working hours, to the extent that they do not prevent you from fulfilling your duties under this paragraph 1.

         2. COMPENSATION. You will be compensated at a rate of $190,000 per year, less all deductions and withholdings. MessageMedia pays salaries semi-monthly. You will be eligible for fringe benefits on the same terms such benefits are provided to other MessageMedia employees, including Company officers. Benefits information is available from the Human Resources Department. Of course, MessageMedia may modify your compensation and benefits from time to time in its sole discretion.

         3. STOCK OPTIONS. Subject to the approval of the Board of Directors, which approval shall be granted without undue delay, you will receive an option to purchase 400,000 shares of the Company's common stock (the "Option") at an exercise price per share equal to the fair market value of the Company's common stock on the date you start employment with MessageMedia ("Vesting Commencement Date"). To the maximum extent possible, the Option will be an incentive stock option as such term is defined in section 422 of the Internal Revenue Code of 1986, as amended. The Option shall vest in accordance with the Company's standard form of option agreement, which provides that 25% of the shares subject to the option vest and become exercisable on the first anniversary of the Vesting Commencement Date, and an additional 1/48th of the shares subject to the option shall vest and become exercisable at the end of each one-month period thereafter, provided in each case you are an employee of the Company on such vesting date. Upon termination of employment you have a period of 90 days to exercise any vested options. The vesting schedule and all terms, conditions, and limitations of the Option are set forth in a stock option grant notice, the Company's standard stock option agreement and the Company's 1995 Stock Option Plan, as amended (the "Plan").


                                                               Initial

                                                           W.E.B.  S.L.M.
                                                               2/25/01

         4. BONUSES. In addition to your base salary, you will be eligible to earn an annual performance bonus of 50% of your base salary, less applicable taxes, at 100% of target, as defined by the Company's annual Executive Incentive Bonus Plan (the "Bonus"). Bonus payments, if any, will be based on corporate, departmental, and/or individual performance criteria to be determined by the CEO and approved by the Board of Directors. To be eligible for any Bonus, you must be employed by MessageMedia at the time any Bonus amount is to be paid. Bonuses are not earned until they are approved in writing by the Board of Directors. During FY2001, you shall be eligible to receive a prorated Bonus based on the attached schedule (Appendix B) per the 2001 MessageMedia Executive Incentive Bonus Plan.

         5. VACATION. You will be entitled to four weeks of paid vacation during your first year of service, which shall begin accruing monthly upon commencement of employment. You will be eligible to use your accrued vacation after your first thirty (30) days of employment, and in accordance with the provisions of the Employee Handbook thereafter. However, you will be eligible to take your previously planned vacation March 17 through March 25, 2001. This paid time-off will be advanced to you as part of your first year's accrual.

         6. CONFIDENTIALITY AGREEMENT. One of the conditions of your employment with MessageMedia is the maintenance of the confidentiality of MessageMedia's proprietary and confidential information. In your work for MessageMedia, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain or which is otherwise provided or developed by MessageMedia. You also should not bring onto the MessageMedia premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines described above. Before your start date, you must therefore execute MessageMedia's Proprietary Information, Inventions, Noncompetition, and Nonsolicitation Agreement, which you will find as Exhibit A. However, your commencement of employment shall constitute acceptance of all the terms and conditions in MessageMedia's Proprietary Information, Inventions, Noncompetition, and Nonsolicitation Agreement except to the extent any such terms or conditions conflict with or are different from the provisions of this letter agreement, in which case the provisions hereof shall control.

         7. AT-WILL EMPLOYMENT. Your employment with MessageMedia will be "at-will." This means that either you or MessageMedia may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. The "at will" nature of your employment described in this offer letter shall constitute the entire agreement between you and MessageMedia concerning the nature and duration of your employment. Though your job duties, title, compensation, and benefits may change over time and you may be subject to incremental discipline that does not include a termination, none of these events change our agreement that you are an "at will" employee. In addition, the fact that the rate of your salary, bonuses, option vesting schedules or other compensation are stated in units of years or months and that your vacation and personal leave accrue annually or monthly does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that you are guaranteed employment to the end of any period of time or for any time period. The "at will" term of your employment with MessageMedia can be changed only in a writing signed by you and the CEO of MessageMedia.


                                                               Initial

                                                           W.E.B.  S.L.M.
                                                               2/25/01

         8. SEVERANCE. As set forth in Paragraph 7 above, you and the Company each acknowledge that either party has the right to terminate your employment with the Company at any time for any reason whatsoever, with or without cause or advance notice. However, if you are terminated by the Company you shall be entitled to severance benefits set forth below. You are not eligible for any payments under the MessageMedia, Inc. Severance Benefit Plan.

                  (a) TERMINATION BY DEATH OR DISABILITY. In the event you die during your employment with the Company or become permanently disabled, as evidenced by your inability to carry out your job responsibilities for a continuous period of six months, your employment and the Company's obligation to make payments hereunder shall terminate on the date of your death, or the date upon which, in the sole determination of the Board of Directors, you have failed to carry out your job responsibilities for six months due to disability, except the Company shall pay to you or to your personal representative (a) any salary earned but unpaid prior to such date of termination and all accrued but unused vacation, and (b) any business reimbursement expenses that were incurred but not reimbursed as of such date of termination. The Company's ability to terminate you as a result of any disability shall be to the extent permitted by state and/or federal law. Vesting of any shares pursuant to the Plan, the option agreement, or any grant notices or any other unvested shares shall cease on the date of death or disability.

                  (b) VOLUNTARY RESIGNATION. In the event you voluntarily resign from your employment with the Company, the Company's obligation to make payments hereunder shall cease upon such resignation, except the Company shall pay you
(a) any salary earned but unpaid prior to the resignation and all accrued but unused vacation, and (b) any business reimbursement expenses that were incurred but not reimbursed as of the date of resignation. Vesting of any shares pursuant to the Plan, the option agreement, any grant notices or any other unvested shares shall cease on the date of resignation. In the event that you voluntarily resign your position with the Company, you agree to continue to be bound by the terms and conditions of your Employee Proprietary Information, Inventions, Noncompetition, and Nonsolicitation Agreement, attached as Exhibit A, except to the extent otherwise provided in this letter agreement.

                  (c) TERMINATION BY THE COMPANY WITHOUT JUST CAUSE OR BY YOU WITH GOOD REASON. In the event that you are terminated by the Company for any reason other than Just Cause (as defined below) or that you terminate your employment for Good Reason (as defined below), and provided you sign a full general release, releasing all claims known or unknown that you may have against the Company as of the date you sign such release, and upon the written acknowledgment of your continuing obligations under the Employee Proprietary Information, Inventions, Noncompetition, and Nonsolicitation Agreement, attached as Exhibit A (except to the extent otherwise provided in this letter agreement), you shall receive as severance benefits three months base salary, less all applicable deductions and withholdings ("Severance Payments"). Severance Payments shall be calculated based on your then current salary as of the termination date and shall be paid in the normal course of the Company's payroll cycle, less all applicable deductions and withholdings.

                  (i) "GOOD REASON" as used herein means any one or more of the following events: failure by the Company to comply with any material provision of this Agreement, with such failure continuing for a period of thirty (30) days after your providing written notice of such failure to the Company; a reduction by the Company of your base salary, except for across-the-board salary reductions affecting management personnel of the Company; you are no longer the lead financial officer of the Company or in the case of change of control, the lead financial officer of the resulting subsidiary, division or business unit; or relocation of your place of business more than 35 miles from Superior/Louisville, Colorado.



                                                               Initial

                                                           W.E.B.  S.L.M.
                                                               2/25/01


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                  (ii) TERMINATION UNDER CHANGE OF CONTROL. In the event of a termination of your employment by the Company without Just Cause (as defined below) or by you with Good Reason within eighteen months after a Change in Control (as defined below), you will also be entitled to twelve (12) months accelerated and immediate vesting of the then unvested portion of all stock options outstanding as of the date of termination. Vesting shares pursuant to the Plan, the option agreement, any grant notices or any other unvested shares shall cease on the date of termination.

                           (1) "CHANGE OF CONTROL" as used herein means the
occurrence of any one of the following events (a) individuals who, on your start date are members of the Board of Directors (the "Incumbent Directors") cease for any reason following your start date to constitute at least a majority of the Board; provided, however, that any new director who is approved by a vote of at least a majority of the Incumbent Directors shall be treated as an Incumbent Director; (b) the stockholders of the Company approve a merger, consolidation, statutory share exchange or similar form of corporate transaction in which the Company is not the ultimate surviving parent corporation or entity; (c) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company's assets; or (d) any acquisition by any person or persons acting as a group other than Softbank Corporation that results in such person or persons owning fifty percent (50%) or more of the Company's voting securities.

                           (2) SECTION 4999 OF THE INTERNAL REVENUE CODE OF
1986, AS AMENDED. If the Company's independent auditors determine that any acceleration of vesting or lapse of restrictions with respect to an Option would subject you to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), such acceleration of vesting or lapse of restrictions shall not occur (a "Cutback") to the extent necessary to avoid imposition of such excise tax, but only if by reason of such Cutback the resulting Net After-Tax Benefit (as defined below) exceeds the Net After-Tax Benefit (determined without giving effect to this sentence); provided, however, that no such Cutback shall occur if such Cutback would prevent the use of the pooling of interest method of accounting in respect of the transaction giving rise to the Change in Control in a transaction where the Company seeks to use such method of accounting. For purposes of this Agreement, "Net After-Tax Benefit" means the sum of (x) the total amount payable to you hereunder, plus
(y) all other benefits and payments which are payable to or for your benefit that constitute "parachute payments" within the meaning of Code Section 380(g), less (z) the amount of federal, state and local income taxes and other taxes (including any excise tax imposed under Code Section 4999) payable with respect to the foregoing amounts, calculated assuming you were subject to the maximum income tax rates for each year in which such foregoing amounts are paid.

                  (d) TERMINATION FOR JUST CAUSE. In the event you are terminated by the Company for Just Cause (as defined below), the Company's obligation to make payments hereunder shall cease upon the date of receipt by you of written notice of such termination, except the Company shall pay you any salary earned but unpaid prior to termination, all accrued but unused vacation and any business expenses that were incurred but not reimbursed as of the date of termination. Vesting of any shares pursuant to the Plan, the option agreement, any grant notices or any other unvested shares shall cease on the date of termination. In the event that you are terminated for Just Cause, you agree to continue to be bound by the terms and conditions of your Employee Proprietary Information, Inventions, Noncompetition, and Nonsolicitation Agreement, attached as Exhibit A, except to the extent otherwise provided in this letter agreement.



                                                               Initial

                                                           W.E.B.  S.L.M.
                                                               2/25/01

                  (i) "JUST CAUSE" for termination shall mean that the Company, acting in good faith based upon the information then known to the Company, determines that you have committed or engaged in: willful misconduct, gross negligence, substantiated charges of theft, fraud, or other illegal or dishonest conduct which are considered to be harmful to the Company by the majority vote of its Board of Directors; refusal or unwillingness to perform job duties; failure to adequately perform job duties (provided that such failure continues for a period of thirty (30) days after the Company provides written notice to you of such failure); habitual absenteeism; substantial dependence on alcohol or any controlled substance; sexual or other forms of illegal harassment; conduct that reflects adversely upon, or making any remarks disparaging of the Company, its Board, Officers, Directors, advisors, executives, affiliates or subsidiaries; insubordination; any willful act that is likely to and which does, in fact, have the effect of injuring the reputation, business, or business relationship of the Company; violation of fiduciary duty; violation of any duty of loyalty; and breach of any term of this Agreement, including the Employee Proprietary Information, Inventions, Noncompetition, and Nonsolicitation Agreement, Exhibit A, except to the extent otherwise provided in this letter agreement. Your termination of employment with Good Reason shall not constitute Just Cause. Termination with Just Cause may be made without advance notice to you at the sole discretion of the Company, but a written notice of any such termination will be given to you promptly thereafter. In the event you are terminated for Just Cause you will not be entitled to any Severance Payments, pay in lieu of notice, future vesting of any shares under any option, or any other such compensation set forth herein, but you will be entitled to all compensation, benefits and unreimbursed expenses accrued and/or vested through the date of termination. The parties acknowledge that this definition of "Just Cause" in not intended and does not apply to any aspect of the relationship between the Company and any of its employees, including you, beyond determining your eligibility for the Severance Payments.

         9. EXEMPT EMPLOYMENT. Normal working hours are from 8 a.m. to 5 p.m., Monday through Friday. As an exempt, salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

         10. MISCELLANEOUS. This letter states the complete and exclusive terms and conditions of your employment and supercedes any and all prior agreements, whether written or oral. By joining MessageMedia, you are agreeing to abide by all laws and regulations, all MessageMedia policies and procedures, to acknowledge in writing that you have read MessageMedia's Employee Handbook and that you are bound by the terms and conditions of the Company's Proprietary Information, Inventions, Noncompetition, and Nonsolicitation Agreement, except to the extent such terms or conditions conflict with or are different from the provisions of this letter agreement, in which event the provisions of this letter agreement shall control. Violations of these policies may lead to immediate termination of employment. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.










                                                               Initial

                                                           W.E.B.  S.L.M.
                                                               2/25/01

         We look forward to having you join us at MessageMedia. If you wish to accept this offer under the terms and conditions described above please sign and date this letter and the attached Proprietary Information, Inventions, Noncompetition, and Nonsolicitation Agreement and return them to me by February 26, 2001. If you have any questions about the terms of this offer, please do not hesitate to call me to discuss our offer at your earliest convenience.

Sincerely,

/s/ SUSAN L. MORSE

Susan L. Morse
VP, Human Resources


I have read this offer and I understand and I accept its terms.


/s/ WILLIAM E. BUCHHOLZ                                   2/25/01
----------------------------                              ----------------------
William E. Buchholz                                       Date

 CC:  Larry Jones





                                                                      Initial

                                                                   W.E.B. S.L.M.
                                                                      2/25/01